QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Essent Group Ltd.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation/Formation
Essent Reinsurance Ltd.(1)	Bermuda
Essent Irish Intermediate Holdings Ltd.(1)	Republic of Ireland
Essent US Holdings, Inc.(2)	Delaware
Essent Guaranty of PA, Inc.(3)	Pennsylvania
CUW Solutions, LLC(3)	Delaware
Essent Guaranty, Inc.(3)	Pennsylvania
Essent Solutions, LLC(4)	Delaware

(1)
100% of common shares held by Essent Group Ltd.

(2)
100% of common shares held by Essent Irish Intermediate Holdings Ltd.

(3)
100% of common shares held by Essent US Holdings Inc.

(4)
100% of common shares held by Essent Guaranty, Inc.

QuickLinks

  Exhibit 21.1
Essent Group Ltd.
List of Subsidiaries